                                                                    EXHIBIT 99

                                                   SOLUTIA INC.
                               COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
                                               (DOLLARS IN MILLIONS)

                                               FOUR MONTHS                                             THREE MONTHS
                                                  ENDED                                                   ENDED
                                           DECEMBER 31, 1997(1)     1998     1999    2000     2001    MARCH 31, 2002
                                           --------------------     ----     ----    ----     ----    --------------
Income (loss) from continuing operations,
  before income taxes and equity earnings
  (loss) from affiliates(2)..............          $ 37             $350     $267    $  6     $(64)        $  9

Add:
     Fixed charges.......................            22               58       62     114      104           28
     Amortization of capitalized
       interest..........................             2                7        7       7        7            2
     Dividends from affiliated
       companies.........................            14               37       60      45       30          --

Less:
     Interest capitalized................            (4)              (6)     (13)    (18)      (2)         --
                                                   ----             ----     ----    ----     ----         ----
        Income as adjusted...............          $ 71             $446     $383    $154     $ 75         $ 39
                                                   ====             ====     ====    ====     ====         ====

Fixed charges:
     Interest expensed and capitalized...            19               49       53     101       92           25
     Estimate of interest within
       rental expense....................             3                9        9      13       12            3
                                                   ----             ----     ----    ----     ----         ----
        Fixed charges....................          $ 22             $ 58     $ 62    $114     $104         $ 28
                                                   ====             ====     ====    ====     ====         ====

Ratio of Earnings to Fixed Charges(3)....          3.23             7.69     6.18    1.35     0.72         1.39
                                                   ====             ====     ====    ====     ====         ====

-------
(1) We have not calculated the ratio of earnings to fixed charges for the periods before
    September 1, 1997. Historical computation of earnings to fixed charges is not considered meaningful before that date because we were not an independent company and
    Monsanto Company did not allocate debt to us.

(2) Includes restructuring and other items of $58 million for the year ended December 31, 2001,
    $107 million for the year ended December 31, 2000, $61 million for the year ended
    December 31, 1999, and $72 million for the four months ended December 31, 1997.

(3) Earnings for the year ended December 31, 2001, would have to be $29 million higher in order to achieve a one-to-one ratio.
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